Exhibit 10.1

Execution Version

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is executed as of May 11, 2023 by and among Next Bridge Hydrocarbons, Inc., a Nevada corporation (the “Company”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”) and [●], a [●] (the “Contributor” and together with the Company and Hudspeth, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Contributor owns certain working interests in the Properties (as defined below) in the Orogrande Basin in Hudspeth County, Texas;

WHEREAS, the Contributor desires to contribute the Properties to Hudspeth, a wholly owned subsidiary of the Company, in exchange for the issuance of shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”) as provided herein; and

WHEREAS, it is the desire of the Parties hereto to set forth the specific terms and conditions of the foregoing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
CLOSING; CONTRIBUTION & DISCHARGE

1.1.       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and the issuance of the Subject Shares (as defined below) to the Contributor and take place on a date to be specified by the Parties (the “Closing Date”).

1.2.       Contribution of the Properties. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, the Contributor shall assign, transfer, deliver and convey (collectively, “transfer”), or cause to be transferred, to Hudspeth, and Hudspeth shall acquire from the Contributor, free and clear of any Encumbrances created by, through or under Contributor other than Permitted Encumbrances, all of Contributor’s interest in the following (collectively, the “Contributed Assets”):

(a)	all of the Contributor’s undivided interests in and to the oil and gas leases covering the Contract Area including such oil and gas leases described in Exhibit A (collectively, the “Oil and Gas Leases”) and the lands covered thereby, including the lands pooled, unitized or communitized therewith (the “Lands”), and all right, title and interest of Contributor in and to the leasehold estates created by the Oil and Gas Leases;

(b)	any oil, gas, water, monitoring or injection wells located on the Lands whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned, including the wells described in Exhibit B (collectively, the “Wells”) (including the right to recomplete inside of the wellbore of each Well in a shallower zone than the producing formation of such Well);

(c)	the pipelines and facilities associated or used in connection with the Wells and Contract Area, including production units, flow lines and compression facilities, and all real property, tangible personal property, equipment, fixtures, improvements, permits, rights-of-way, easements, servitudes and other rights to use the surface or subsurface (including those rights-of-way, surface or subsurface use agreements, easements and servitudes described in Exhibit C) (collectively, the “ROWs”), in each case used or held for use in connection with the exploration, development, production, gathering, treatment, handling, processing, storing, transporting, sale or disposal of Oil and Gas or water produced from or attributable to the Units, including all equipment installed on the Oil and Gas Leases, the Lands or the Wells as of the Effective Time;

(d)	the surface estate of the lands used in connection with the operations of the Oil and Gas Leases and Wells, including, without limitation, such surface estates described on Exhibit D together with all improvements, fixtures, field offices, buildings, structures and appurtenances located on such real property (collectively, the “Surface Property”);

(e)	the unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements covering all or any portion of the Oil and Gas Leases (the “Units” and together with the Oil and Gas Leases, Lands, the ROWs, and the Surface Property, the “Properties”);

(f)	all Oil and Gas in, on, under, or produced from or attributable to the Properties at and after the Effective Time, and the proceeds thereof, and all Oil and Gas inventories from or attributable to the Properties that are in storage as of the Effective Time;

(g)	the tangible personal property, fixtures, improvements, equipment, materials and inventory used on or associated with or held for use in connection with the ownership, operation or development of the Properties that are physically located within the Contract Area (the “Inventory”);

(h)	to the extent related to the Properties and not constituting Excluded Records, all records, files, maps, information and data, whether written or electronically stored, relating to the other Assets in the possession of Seller or its Affiliates, including (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Contract files; (iii) operations, environmental, production and accounting records; (iv) production, facility and well records and data; and (v) Asset Tax records (whether originals or photocopies) (the “Records”)

(i)	without limiting the foregoing, and excepting only the Excluded Assets, any Oil and Gas properties or interests located in the “Contract Area” shown on Exhibit E including all other right, title and interest (of whatever kind of character, whether legal or equitable, and whether vested or contingent) of Contributor in and to any (1) Oil and Gas produced from lands located within the Contract Area after the Effective Time and (2) property, rights and obligations with respect to the Contract Area ((1) and (2) include interests in oil, gas and/or mineral leases, Burdens, fee mineral interests, fee royalty interests, and any other interest insofar as they cover, or arise with respect to, the Contract Area);

(j)	all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Contributed Assets (along with the Oil and Gas Leases and the ROWs, collectively, the “Contracts”); and

(k)	All rights, claims and causes of action to the extent attributable to the Contributed Assets described in this Section 1.2 insofar as such rights, claims and causes of action arise on or after the Effective Time

1.3.       Excluded Assets. Notwithstanding the foregoing, the Contributed Assets shall not include and there is excepted, reserved and excluded from the transaction contemplated hereby all Orogrande Excluded Assets, including those properties and interests set forth on Exhibit F (collectively, the “Excluded Assets”).

1.4.       Consideration for the Contributed Assets. The aggregate consideration for the contribution of the Contributed Assets shall be [●] shares of Common Stock (the “Subject Shares”), which shall be issued with a restrictive legend (the “Consideration”). Prior to the Closing, the Company shall instruct American Stock Transfer and Trust Company (the “Transfer Agent”) for the purpose of issuing and delivering to the Contributor the Subject Shares. Promptly after the Closing, the Company will send, or will cause the Transfer Agent to send, to the Contributor a direct registration book-entry statement setting forth that number of whole shares of Common Stock that the Contributor has a right to receive pursuant to this Section 1.4.

1.5.       Instruments of Conveyance. In order to effectuate the transfer of the Contributed Assets contemplated by Section 1.2, at the Closing, the Contributor shall execute and deliver, or cause to be executed and delivered to the Company, dated as of the Closing Date, the deeds and conveyances substantially in the form attached hereto as Exhibit G (the “Conveyances”) and such deeds (in reasonable and local customary form and describing the Contributed Assets) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer, or conveyance as the Company shall deem reasonably necessary to convey title in and to the Contributed Assets. The Conveyances shall warrant title by, through and under Contributor but not otherwise.

1.6.	Settlement Statement.

(a)	Within sixty (60) days after the Closing Date, the Company shall prepare and deliver to the Contributor a statement setting forth its calculation of any revenues that were not received by the Contributor and expenses that were accrued but not paid by the Contributor related to the Orogrande Assets as of the Effective Time (the “Closing Settlement Statement”). In the event that the expenses exceed the revenues, then the Contributor will make payment of such amount to the Company. In the event that the revenues exceed the expenses, then the Company will make a payment to the Contributor.

(b)	Within thirty (30) days of receiving the Closing Settlement Statement (the “Review Period”), the Contributor may object to the Closing Settlement Statement by delivering to the Company a written statement setting forth the Contributor’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Contributor’s disagreement therewith (the “Statement of Objections”). If the Contributor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Settlement Statement shall be deemed to have been accepted by the Contributor, and the amounts owed by one party to the other party shall be paid to such other party within five (5) Business Days thereof. If the Contributor delivers the Statement of Objections before the expiration of the Review Period, the Contributor and the Company shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the matters set forth on the Closing Settlement Statement, with such changes as may have been previously agreed in writing by the Contributor and the Company, shall be final and binding.

(c)	If the Contributor and the Company fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the a mutually agreed upon independent certified public accountants other than Contributor’s accountants or Company’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Settlement Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Settlement Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by the Contributor and fifty percent (50%) by the Company. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Settlement Statement shall be conclusive and binding upon the parties hereto. Any amount owed by one party to the other party, as a result of a determination by the Independent Accountant or agreement of the parties, shall be paid to such other party within five (5) Business Days of such determination or agreement.

1.7.       No Liabilities Assumed by the Company. The Company and Hudspeth shall not assume or take title to the Contributed Assets subject to, or in any way be liable or responsible for any liabilities, contracts, commitments and other obligations of the Contributor. The Company and Hudspeth shall only be liable to the Contributor for its own acts or omissions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HUDSPETH

The Company and Hudspeth represent and warrant, jointly and severally, to the Contributor that:

2.1.	Organization and Existence.

(a)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b)	Hudspeth is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Hudspeth has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Hudspeth is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Hudspeth.

2.2.	Governing Documents.

(a)	The Company’s Articles of Incorporation have been duly authorized, executed and delivered by the Company’s board of directors (the “Board”) and is, and will be, a valid and legally binding agreement of, enforceable against the Company in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)	Hudspeth’s Certificate has been duly authorized, executed and delivered by Hudspeth’s board of directors (the “Hudspeth Board”) and is, and will be, a valid and legally binding agreement of, enforceable against the Company in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3.	Capitalization of the Company.

(a)	All of the outstanding Common Stock have been duly authorized and validly issued in accordance with the Articles of Incorporation, are fully paid and nonassessable. On the date hereof, the Company has 165,472,241 shares of Common Stock issued and outstanding. As of the date hereof, there no shares of shares of preferred stock, $0.0001 par value per share, of the Company (“Preferred Stock”) issued and outstanding.

(b)	The Subject Shares, will be duly authorized in accordance with the Articles of Incorporation, and, when issued and delivered to the Contributor in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued free and clear of any lien, claim or Encumbrance.

(c)	Except for the Subject Shares or as described in the Articles of Incorporation, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Company pursuant to the Articles of Incorporation or any other agreement or instrument to which the Company is a party or by which it may be bound. Except as issued to the Company’s officers and directors (as described in the Company’s Registration Statement on Form S-1, effective as of November 18, 2022), no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Common Stock or other securities of the Company are outstanding.

(d)	The Subject Shares when issued and delivered for the transactions contemplated hereby, will conform in all material respects to the description thereof contained in the Articles of Incorporation. The Company has all requisite power and authority to issue, sell and deliver the Subject Shares in accordance with and upon the terms and conditions set forth in this Agreement and the Articles of Incorporation. As of the Closing Date, all corporate action for the authorization, issuance, sale, delivery and listing of the Subject Shares shall have been validly taken, and no other authorization by any of such parties is required therefore.

2.4.       Authority Relative to this Agreement. Each of the Company and Hudspeth has all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Company and Hudspeth of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company’s Board and Hudspeth’s Board, as applicable, and no other proceedings on the part of the Company or Hudspeth are necessary to authorize the execution, delivery and performance by the Company and Hudspeth, respectively, of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and Hudspeth and constitutes, and each other agreement, instrument or document executed or to be executed by the Company or Hudspeth in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Company and Hudspeth and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Party enforceable against such Party in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

2.5.       Noncontravention. The execution, delivery and performance by each of the Company and Hudspeth of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Articles of Incorporation or Hudspeth’s Certificate, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Company or Hudspeth is a party or by which the Company or Hudspeth or any of their respective properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of the Company or Hudspeth or (d) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon the Company or Hudspeth, except, in the case of clauses (b), (c) and (d) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Hudspeth.

2.6.       Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Company or Hudspeth in connection with the execution, delivery or performance by each of the Company and Hudspeth of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or asset transfer laws, (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (c) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Hudspeth.

2.7.       Financial Statements. Filed with the SEC Filings is a copy of the Company’s audited consolidated balance sheet as of December 31, 2021, and the related audited consolidated statements of income, unitholders’ equity and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of BF Borgers, CPA, an independent certified public accountant accounting firm (the “Company Financial Statements”). The Company Financial Statements (y) have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (z) accurately and fairly present the Company’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

2.8.       Absence of Undisclosed Liabilities. To the Knowledge of the Company as of the date of this Agreement and except for the Note, the Company has no liability or obligation with respect to the property held by the Company (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities described in the notes accompanying the Company Financial Statements, (b) liabilities which have arisen since the date of the Company Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), and (d) other liabilities which, in the aggregate, are not material to the Company.

2.9.       Compliance With Laws. To the Knowledge of the Company, the Company has complied in all respects with all Applicable Laws, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Company. The Company has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Company has not so complied. The Company has not been charged or, to the Knowledge of the Company, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Company, other than violations which, individually or in the aggregate, do not and in the reasonable judgment of the Company will not have a Material Adverse Effect on the Company.

2.10.       Brokerage Fees. Neither the Company nor Hudspeth have retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

2.11.       Listing. The Common Stock is not listed on any securities exchange and will not be eligible for electronic trading through the Depository Trust Company (“DTC”) or any other established clearing corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Company and Hudspeth as follows:

3.1.       Organization and Existence. The Contributor is duly organized, validly existing and in good standing under the laws of the State of [●]. The Contributor has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses as presently conducted. The Contributor is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its businesses or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Contributor, the Contributed Assets or any Oil and Gas Lease.

3.2.       Authority Relative to this Agreement. The Contributor has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by the Contributor and constitutes, or when executed will be, duly executed and delivered by the Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Contributor enforceable against the Contributor in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3.       Noncontravention. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the governing instruments of the Contributor, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Contributor is a party or by which the Contributor or any of the Contributed Assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Contributed Assets or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon the Contributor.

3.4.       Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Contributor in connection with the execution, delivery or performance by the Contributor of this Agreement or the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable state securities or asset transfer laws, and (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

3.5.       Absence of Undisclosed Liabilities. The Contributor has no liability or obligation with respect to the Contributed Assets (whether accrued, absolute, contingent, unliquidated or otherwise).

3.6.       Absence of Certain Changes. As of the date of this Agreement, (a) there has not been any Material Adverse Effect on the Contributor or the Contributed Assets, or any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Contributor, the Contributed Assets or, to the Knowledge of the Contributor, on any Oil and Gas Lease, (b) the businesses of the Contributor has been conducted only in its ordinary course of business, (c) the Contributor has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to the Contributed Assets, and (d) the Contributor has not taken any of the actions set forth in Section 4.2 except as permitted thereunder.

3.7.       Tax Matters. As of the Closing Date, all Tax Returns required to be filed with respect to the Contributed Assets, including those relating to Asset Taxes, severance Taxes and any other Taxes imposed on or with respect to the Contributed Assets and any production therefrom, required to be filed by the Contributor, have been timely filed (taking into account any extension of time to file granted or obtained) with the applicable taxing authority, all such Tax Returns are true, correct and complete, and all Taxes due or claimed due by a taxing authority (whether or not shown as due) have been timely and properly paid in full. The Contributor has complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon any of the Contributed Assets. There has been no issue raised or adjustment proposed (and to the Knowledge of the Contributor, none is pending) by the IRS or any other taxing authority in connection with any of such Tax Returns, nor has the Contributor received any written notice from the IRS or any such other taxing authority that any such Tax Return is being audited or may be audited or examined. The Contributor has not agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return. The Contributor is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code. No assets comprising the Contributed Assets is (a) subject to a Tax partnership agreement or (b) otherwise treated as an interest in a “partnership” as defined in Section 761 of the Code. The acquisition and purchase of the Contributed Assets will not cause the Company to be liable as a successor or transferee by statute, contract or otherwise for any Taxes for which Contributor is responsible.

3.8.       Compliance with Laws. The Contributor has complied in all respects with all Applicable Laws relating to the ownership or, to the Knowledge of the Contributor, the operation of the Contributed Assets, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Contributor or the Contributed Assets. The Contributor has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Contributor has not so complied. The Contributor has not, and to the Knowledge of the Contributor, the Lessees have not, been charged or, to the Knowledge of the Contributor, threatened with, or under investigation with respect to, any material violation of any Applicable Laws.

3.9.       Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Contributor, threatened against or involving the Contributor, the Contributed Assets, the Oil and Gas Leases or the rights of the Contributor with respect to the Contributed Assets. The Contributor is not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of the Contributed Assets. There are no Proceedings pending or, to the Knowledge of the Contributor, threatened against the Contributor or the Contributed Assets (or any Oil and Gas Lease), seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Contributor’s ability to consummate the transactions contemplated hereby.

3.10.	Environmental Matters. To the Knowledge of the Contributor:

(a)	The Contributor has not received any notifications of any Proceedings pending or threatened against the Contributor, the Contributed Assets or any of the lands to which the Contributed Assets relate, alleging that the Contributor or any of the Contributed Assets are in violation of, or otherwise subject to liability under, any Applicable Environmental Law, other than any such notifications that the Contributor has resolved in accordance with Applicable Environmental Laws.

(b)	The Contributor has not received any notice of any investigation or inquiry or request for information regarding the Contributed Assets or the operations under any Lease from any Governmental Entity under any Applicable Environmental Law, including, without limitation, CERCLA and RCRA.

(c)	There has been no claim against the Contributor asserting Environmental Liability or another liability for exposure of any Person or property (such as livestock, cattle, horses, pigs, goats, sheep and chickens, but not real property) to Hazardous Materials in connection with any of the Contributed Properties, or under any Oil and Gas Leases that the Contributor or the responsible Person has not resolved.

3.11.       No Alienation; Title. The Contributor has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Contributed Assets. Except for the Permitted Encumbrances, Contributor has no less than a [●]% working interest in the Oil and Gas Leases with no less than a [●]% net revenue interest, and no lien, encumbrance, or other title defect exists against the Contributed Assets, save and except for any Permitted Encumbrances.

3.12.	Contracts. To the Knowledge of the Contributor:

(a)	(i) The Contributor is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any Contracts, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Contracts, to the extent such breach or default (whether by the Contributor or such third party) could reasonably be expected to have a Material Adverse Effect on the Contributed Assets after the Closing Date;

(b)	All payments (including all delay rentals, royalties and shut-in royalties) owing under Contracts have been and are being made (timely, and before the same became delinquent) by third parties where the non-payment of same by a third party could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Contributed Assets after the Closing Date.

For the purposes of the representations contained in this Section 3.12 (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of the Contributor or any Lessee under a Contract, shall be considered material.

3.13.       Area of Mutual Interest and Other Agreements; Tax Partnerships. No Contributed Asset is subject to any area of mutual interest agreements, and no Contributed Asset is subject to any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Closing Date. No Contributed Asset is subject to (or has related to it) any Tax partnership.

3.14.       Payment of Expenses. All expenses relating to the ownership of the Contributed Assets, have been, and are being, paid (timely, and before the same become delinquent) by the Contributor, except such expenses as are disputed in good faith by the Contributor and for which an adequate accounting reserve has been established by the Contributor.

3.15.       Oral Contracts. The Contributor has not entered into any oral contract with respect to the Contributed Assets.

3.16.       Preferential Rights and Consents to Assign. There are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for the

Contributor to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of the Contributor.

3.17.       No Participating Minerals. The Contributed Assets do not include any unleased or other mineral interest where the Contributor has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

3.18.       Brokerage Fees. The Contributor has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

3.19.       Investment Intent. The Contributor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The Contributor has carefully reviewed this Agreement, the filings of the Company with the Securities and Exchange Commission (the “SEC Filings”), the Articles of Incorporation and other documentation relating to the Company and have had such opportunity as deemed necessary by the Contributor and its advisors and Affiliates to ask questions of the Company and their Affiliates, officers and employees to enable the Contributor to make an informed investment decision concerning the receipt of the Subject Shares pursuant to the transactions contemplated by this Agreement, the operation of the Company, and the investment risks associated with the Contributor’s investment in the Company.

ARTICLE IV
CONDUCT OF THE CONTRIBUTOR PENDING CLOSING; CERTAIN ACTIONS RELATING TO CLOSING

4.1.       Conduct and Preservation of the Business of the Contributor. The Contributor hereby covenants and agrees with the Company that, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Contributor (a) shall conduct its operations according to the ordinary course of business and in material compliance with all Applicable Laws and (b) shall use its reasonable best efforts to preserve, maintain and protect the Contributed Assets.

4.2.       Restrictions on Certain Actions of the Contributor. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Contributor shall not, without the consent of the Company:

(a)	mortgage or pledge any of the Contributed Assets or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

(b)	sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Contributed Assets, except in the ordinary course of business;

(c)	amend, modify or change any existing lease or contract with respect to the Contributed Assets, other than in the ordinary course of the business;

(d)	waive, release, grant or transfer any rights of value relating to the Contributed Assets, other than in the ordinary course of business;

(e)	delay payment of any account payable or any known or accrued liability relating to the Contributed Assets beyond the earlier of thirty (30) days or its due date or the date when such liability would have been paid in the ordinary course of business, unless such delay is due to a good faith dispute as to liability or amount;

(f)	permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Contributed Assets other than in connection with any advance renewal or replacement of an existing insurance policy;

(g)	except as set forth in this Section 4.2, take any action that would make any of the representations or warranties of the Contributor untrue as of any time from the date of this Agreement to the Closing Date, or would result in any of the conditions set forth in this Agreement not being satisfied;

(h)	merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person;

(i)	amend any Tax Returns, make any election, adopt any accounting method or fiscal year, or take any position in any Tax Returns relating to the Contributed Assets that is inconsistent with any such election, account method, fiscal year or position previously made, adopted or taken with respect to the Contributed Asset; or

(j)	agree in writing or otherwise to take any of the actions described in this Section 4.2.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.       Access to Information; Confidentiality. Subject to the requirements of any confidentiality agreement by which it is presently bound, Contributor hereby agrees to provide the Company copies of the Records (a) in its possession or control, or (b) received by it subsequent to the date hereof and prior to the Closing Date as soon as reasonably practicable after the date of receipt of such Records. From the date hereof through the Closing, the Contributor shall afford the Company and their representatives reasonable access to the offices and personnel of the Contributor, and the Records during normal business hours, in order that the Company may have a full opportunity to make such investigations as it desires with respect to the Contributed Assets; provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Contributor or impede the efforts of the Contributor to comply with their other obligations under this Agreement. From and after the Closing, the Contributor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person (“Representatives”) to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company or the Contributed Assets (“Confidential Information”), except to the extent that the Contributor can show that such information (a) is generally available to and known by the public through no fault of the Contributor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Contributor, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributor or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Applicable Law, the Contributor shall promptly notify the Company in writing and shall disclose only that portion of such Confidential Information that the Contributor is advised by its counsel is legally required to be disclosed, provided that the Contributor shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2.       Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact or circumstance that would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to any Party receiving such notice.

5.3.       Reasonable Best Efforts. Each Party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (b) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (c) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (e) executing of any additional instruments necessary to consummate the transactions contemplated hereby.

5.4.       Public Announcements. The Company may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement of the transactions contemplated hereby as the Company deems appropriate, in its sole discretion. The Contributor shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company.

5.5.       Amendment of Schedules and Exhibits. Each Party hereto agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.2(a) and Section 6.3(a) have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto. The Parties agree to amend or supplement any of the Exhibits in order to effectuate the transactions contemplated hereto provided that the obligations under this Section 5.5 shall not cure any default under this Agreement caused by incorrect information being listed on an Exhibit.

5.6.       Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

5.7.       Post-Closing Assurances and Access to Records. After the Closing, the Contributor and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto. For a reasonable period of time not to exceed seven (7) years, after the Closing, the Contributor shall grant the Company and its authorized representatives reasonable access (including copying privileges at the Company’s sole cost and expense) during the Contributor’s normal business hours to all Records of the Contributor pertaining to the Contributed Assets and not included in the Contributed Assets, where such Records may be located for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

5.8.       SEC Reporting; Financial Statements. Contributor acknowledges that the Company may be required to include certain financial information relating to the Contributed Assets (“Financial Statements”) in documents filed with the SEC by the Company pursuant to the Securities Act or the Exchange Act, and that such Financial Statements may be required to be audited. In that regard, Contributor and its Affiliates shall cooperate with the Company, and provide the Company reasonable access to such records and personnel of Contributor and its Affiliates as the Company may reasonably request to enable the Company, and their representatives and accountants to create and audit any Financial Statements that the Company deems necessary. Contributor shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of the Company to be filed with the SEC in which the Company reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request of the Company or any of its Affiliates, Contributor shall use reasonable best efforts to cause the external audit firm that audits the Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document. Contributor shall provide the Company, its Affiliates and their independent accountants with access to (i) any audit work papers of Contributor’s independent accountants and (ii) any management representation letters provided by Contributor to Contributor’s independent accountants.

ARTICLE VI
CONDITIONS

6.1.       Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)	Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby; and no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against the Company, the Contributor or the Contributed Assets, or any of their respective Affiliates, associates, directors, or officers seeking to prevent or challenging the transactions contemplated hereby.

(b)	Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

6.2.       Conditions to Obligation of the Contributor. The obligation of the Contributor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All the representations and warranties of the Company and Hudspeth contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)	Covenants and Agreements. The Company and Hudspeth shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(d)	Certificates. The Contributor shall have received a certificate from the Company, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled.

(e)	Subject Shares. The Contributor shall have received evidence of the issuance of the Subject Shares.

6.3.       Conditions to Obligation of the Company and Hudspeth. The obligation of the Company and Hudspeth to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All the representations and warranties of the Contributor contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)	Covenants and Agreements. The Contributor shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Contributed Assets.

(d)	Certificates. The Company and Hudspeth shall have received a certificate from the Contributor, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled.

(e)	Conveyances. The Contributor shall have executed and delivered to the Company the Conveyances conveying the Contributed Assets and such deeds (in reasonable and local customary form and warranting title only as against the claims of parties claiming by, through or under Contributor) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer, or conveyance as the Company shall reasonably deem necessary or appropriate to vest in or confirm to the Company title to the Contributed Assets, which shall be transferred at the Closing.

(f)	Due Diligence. In consideration of the time and expense to be incurred by the Company in connection with the transactions contemplated hereby, the due diligence investigation of the Company with respect to the Contributed Assets shall have been completed to the satisfaction of the Company, in its sole discretion, including but not limited to confirmation of the accuracy of the representations and warranties contained in ARTICLE 3 of this Agreement.

(g)	FIRPTA Certificate. The Contributor shall have delivered to the Company a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form satisfactory to the Company.

(h)	Tax Clearance Certificate. If requested by the Company, the Contributor shall notify or request any available Tax clearance certificate from, as appropriate, each of the taxing authorities, in the form and manner required by such taxing authorities, in the jurisdictions that impose Taxes on the Contributor or where the Contributor files Tax Returns, of the transactions contemplated by this Agreement, if the failure to make such notifications or receive any available Tax clearance certificate would subject the Company to any Taxes of the Contributor. If any taxing authority asserts that the Contributor is liable for any Tax, the Contributor shall promptly pay any and all such amounts and shall provide evidence to the Company that such liability has been paid in full or otherwise satisfied.

ARTICLE VII
PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS

7.1.       Division of Ownership. From and after the Closing, all Production from the Contributed Assets, together with (a) the proceeds of such Production and any other amounts attributable to the Contributed Assets and (b) any other proceeds received by the Contributor attributable to the Contributed Assets, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments and shut-in royalty payments, suspense releases, legal proceeds (collectively herein called the “Hudspeth-Entitled Production and Proceeds”), shall be owned by Hudspeth, and should the Contributor receive payment for any such Hudspeth-Entitled Production and Proceeds, the Contributor shall within ten (10) Business Days after the end of each calendar month during which any such payments are received, either endorse and deliver to Hudspeth any checks received by the Contributor attributable to such Hudspeth-Entitled Production and Proceeds or transfer any cash proceeds by wire transfer to an account designated by Hudspeth.

7.2.       Division of Expenses. Except as otherwise provided in Section 7.4, all costs and expenses incurred in connection with the Contributed Assets prior to the Closing Date shall be borne and timely paid by the Contributor pursuant to Section 4.2(e).

7.3.       Recording and Transfer Expenses. The Company shall pay all costs of recording and filing (a) the assignments delivered hereunder for the Contributed Assets, (b) all state, federal and other territories transfer and assignment documents, and (c) all other instruments.

7.4.       Taxes.

(a)	Tax Related Indemnity Payments. The Contributor shall fully and timely pay all Excluded Taxes and shall indemnify and hold the Company harmless from all Excluded Taxes in accordance with Section 9.2(a)(iv).

(b)	Transfer Taxes. The Contributor shall be responsible for and shall pay 100% of all Transfer Taxes when due. The Company and the Contributor shall cooperate to obtain all available exemptions from the foregoing Transfer Taxes.

(c)	Apportionment of Taxes. The Contributor shall bear all Asset Taxes for any Pre-Closing Date Tax Period, and the Company shall bear all Asset Taxes for any Post-Closing Date Tax Period. If any Asset Tax (or Asset Tax refund) relates to a period that begins before and ends after the Closing Date, the Contributor and the Company shall use the following conventions for determining the portion of such Asset Tax (or Asset Tax refund) that relates to a Pre-Closing Date Tax Period and which relates to a Post-Closing Date Tax Period: (A) Asset Taxes that are attributable to the severance or production of hydrocarbons shall be deemed allocated to the period in which associated revenues, net of severance or production Taxes, are received; (B) in the case of Asset Taxes that are property or ad valorem Taxes and other similar Taxes imposed on a periodic basis, the amount of such Taxes (or Tax refunds) attributable to the Pre-Closing Date Tax Period shall be determined by multiplying such Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post- Closing Date Tax Period; and (C) in the case of all other Asset Taxes, the amount of Asset Taxes (or Asset Tax refunds) attributable to the Pre-Closing Date Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Date Tax Period; provided, however, that for purposes of clause (C), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Date Tax Period and the Post-Closing Date Tax Period in proportion to the number of days in each such period. For the avoidance of doubt, the Contributor shall bear (X) all Income Taxes attributable to the Contributed Assets for all Pre-Closing Date Tax Periods and (Y) all Income Taxes imposed by Applicable Law on the Contributor or its direct or indirect owners resulting from the transactions contemplated by this Agreement.

(d)	Tax Cooperation. The Company and the Contributor shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to the Contributed Assets; (ii) assist in any audit or other proceeding with respect to Taxes or

Tax Returns relating to the Contributed Assets; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Contributed Assets; (iv) provide any information required to allow the other party to comply with any information reporting or withholding requirements contained in the Code or other Applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Without limiting the foregoing, within 30 days following the Closing, the Contributor shall provide to the Company a schedule that sets forth the adjusted Tax basis in each of the Contributed Assets (as determined immediately prior to Closing) (the “Tax Basis Schedule”).

7.5.       Casualty Loss. If any Casualty Loss occurs prior to the Closing, the Contributor shall (a) transfer the affected Contributed Asset to Hudspeth at Closing, notwithstanding such Casualty Loss, (b) transfer all unpaid insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss to Hudspeth and (c) transfer to Hudspeth an amount equal to all cash sums, if any, paid to the Contributor prior to Closing as insurance proceeds, awards or other payments arising out of such Casualty Loss.

ARTICLE VIII
TERMINATION

8.1.       Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)	By unanimous written consent of the Parties hereto;

(b)	By the Contributor or the Company, if:

i)	The Closing shall not have occurred on or before May 31, 2023, unless such failure to close shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this Section 8.1(c)(i); or

ii)	There shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)	By the Contributor, if (i) any of the representations and warranties of the Company or Hudspeth contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) if any of the conditions for Closing set forth in Section 6.2 is not satisfied by the Closing Date; or (iii) the Company shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (iii) of this Section 8.1(d), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Contributor.

(d)	By the Company, if (i) any of the representations and warranties of the Contributor contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) if any of the conditions for Closing set for in Section 6.3 is not satisfied by the Closing Date; or (iii) the Contributor shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii) of this Section 8.1(e), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Company.

8.2.       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Company or the Contributor, written notice thereof shall forthwith be given to the Company or the Contributor, as applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto or the general partner of the Company, or any of their respective directors, managers, officers, employees, shareholders, unitholders, partners or representatives, except that the agreements contained in this ARTICLE 8 and ARTICLE 10 shall survive the termination hereof. Nothing contained in this Section 8.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1.       Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of the Company and Hudspeth in ARTICLE 2 and the Contributor in ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the date that is twelve months immediately following the Closing; provided, that the representations and warranties in (i) Section 3.1 (Organization and Existence), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals) and Section 3.18 (Brokerage Fees) shall survive indefinitely, and (ii) Section 3.7 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2.       Indemnification.

(a)	Subject to Section 9.1, the Contributor hereby agrees to indemnify, defend and hold the Company and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against, and pay to the applicable Company Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and the cost of enforcing any right to indemnification hereunder), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

i)	based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Contributor in the Transaction Documents to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Contributor under any Transaction Document;

iii)	relating to the Contributed Assets, arising from or relating to the ownership or actions or inactions of the Contributor on or prior to the Closing Date; and

iv)	based upon, attributable to or resulting from the Excluded Assets or Excluded Taxes.

The aggregate of all losses for which Contributor shall be liable pursuant to this Section 9.2(a) shall not exceed $[●].

(b)	Subject to Section 9.1, the Company hereby agrees to indemnify, defend and hold the Contributor and its Affiliates and their respective stockholders, unitholders, directors, managers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Contributor’s Indemnified Parties”) harmless from and against, and pay to the applicable Contributor’s Indemnified Parties the amount of, any and all Losses:

i)	based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Company or Hudspeth in any Transaction Document to be true and correct in all respects at the date hereof and as of the Closing Date;

ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company or Hudspeth under any Transaction Document; and

iii)	relating to the Contributed Assets, arising from or relating to the ownership or actions or inactions of the Company after the Closing Date.

iv)	The aggregate amount of all Losses for which the Company shall be liable pursuant to this Section 9.2(b) shall not exceed $[●].

(c)	The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. The remedy of indemnification set forth in this ARTICLE 9 shall be in addition to any other remedies that any indemnified party may have under Applicable Laws (whether asserted in a proceeding at law or in equity).

9.3.	Indemnification Procedures.

(a)	A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 9.

(b)	If any indemnified party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense; provided, that if the indemnifying party is the Contributor, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. In the event that the indemnifying party assumes the defense of any Third Party Claim, subject to Section 9.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided, that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party elects not to compromise or defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 9.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(c)	Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 9.3(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten

(10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defense pursuant to Section 9.3(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

ARTICLE X
MISCELLANEOUS

10.1.       Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by electronic mail transmission, with read receipt requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to the Contributor:	[●]

Attn:

If to the Company or Hudspeth:	Next Bridge Hydrocarbons, Inc.
6300 Ridglea Place, Suite 950, Fort Worth, TX 76116
Attn: Luke Hawkins

With a copy to (which shall not constitute notice)	O’Melveny & Myers, LLP
2501 N. Harwood Ave., #1700
Dallas, TX 75201
Attn: Jason Schumacher

Such notices, requests, demands and other communications shall be effective (x) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (y) if mailed, the date of delivery as shown by the return receipt therefor or (z) if sent by electronic mail transmission, with read receipt requested, when the answer back is received.

10.2.       Entire Agreement. This Agreement, together with the schedules, exhibits, the other Transaction Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.3.       Binding Effect; Assignment; Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the foregoing, Hudspeth shall have the right to assign this Agreement and its rights, interests and obligations hereunder to an Affiliate without the prior written consent of the other Parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.4.       Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

10.5.       Governing Law; Consent to Jurisdiction.

(a)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS

OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

10.6.       Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.7.       Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

10.8.       References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a schedule or exhibit refers to the item identified separately in writing by the parties hereto as the described schedule or exhibit to this Agreement. All schedules and exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.9.       Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

10.10.       Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to seek specific performance of the provisions of this Agreement. Notwithstanding the foregoing, or anything else in this Agreement to the contrary, if the Contributor is entitled to terminate this Agreement under Section 8.1(c) due to a failure by the Company to perform its obligation to proceed with Closing, the Contributor may, as its sole and exclusive remedy, terminate this Agreement.

10.11.       Amendment. Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, if, and only if, such amendment is in writing and signed by the parties hereto.

10.12.       Waiver. Any of the parties to this Agreement may (a) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (b) waive compliance by the other parties with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13.       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO SUCH OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE OR BUSINESS INTERRUPTIONS. EACH PARTY RELEASES THE OTHER PARTIES AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY A PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.13 OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 10.13 SHALL BE CONSTRUED AS LIMITING ANY PERON’S ABILITY TO RECOVER ANY DIRECT DAMAGES (INCLUDING ANY PAYMENT OBLIGATIONS UNDER THIS AGREEMENT THAT ARE DIRECT DAMAGES) AS PROVIDED UNDER TEXAS LAW.

ARTICLE XI
DEFINITIONS

11.1.          Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the protection of the environment (e.g., prevention of pollution and remediation of contamination) and human health and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42. U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15

U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws, including, without limitation, Tex. Nat. Res. Code, Title 3 (Oil and Gas) and 16 Tex. Admin. Code. pt. 1 (Railroad Commission of Texas).

“Applicable Law” shall mean any federal, state, local, or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity, or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Articles of Incorporation” shall mean the First Amended and Restated Articles of Incorporation of the Company filed with the State of Nevada on or about June 30, 2022.

“Asset Taxes” shall mean ad valorem, property (real, personal or mixed), excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Contributed Assets or the production of hydrocarbons therefrom or the receipt of proceeds therefrom.

“Burden” shall mean any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, reversionary interests, net profits interests, production payments and other burdens upon, measured by or payable out of production.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

“Casualty Loss” shall mean, with respect to all or any major portion of any of the Contributed Assets, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Contributed Assets or portion thereof, in each case prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Disposal” shall mean disposal as defined under RCRA § 103(3), 42 U.S.C. § 6903(3).

“Effective Time” shall mean 12:01 a.m. Central Standard Time on May 1, 2023.

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Condition” shall mean any event occurring or condition existing prior to the Closing Date with respect to the Contributed Assets, or a Hazardous Materials Release or Disposal on or to the environment at any Contributed Asset, any of which has caused or may later cause any Contributed Asset to be subject to Remediation under, or not to be in compliance with, any Applicable Environmental Law.

“Environmental Liability” shall mean any cost, damage, expense, liability, obligation, or other responsibility arising from or under either an Applicable Environmental Law or relating to an Environmental Condition.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Records” shall mean Contributor’s books and records which are any of the following:

(a)	attorney-client-privileged communications and work product of Contributor’s legal counsel (other than title opinions);

(b)	any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted or prohibited by third-party agreement or Applicable Laws; and

(c)	any and all books, records, data, files, maps and accounting records that relate to the ownership and operation of the surface of all properties included as Orogrande Excluded Assets.

“Excluded Taxes” shall mean (a) the following Taxes: (i) all Asset Taxes that relate to the Contributed Assets or any employee of the Contributor for any Pre-Closing Date Tax Period; (ii) all Taxes of, or imposed on, the Contributor; and (iii) all Transfer Taxes of, or imposed on, the Contributor (including to the extent related to the Contributed Assets or any employees of the Contributor); and (b) any liability of the Company for any Taxes referred to in clause (a) whether imposed directly, as a transferee or successor, pursuant to joint and/or several liability, pursuant to a Contract, by an obligation to withhold or otherwise.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or may form the basis of liability under any Applicable Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Oil and Gas, or petroleum products.

“Hudspeth’s Certificate” shall mean the Certificate of Formation of Hudspeth filed with the State of Texas on June 4, 2014.

“Income Taxes” means any income, franchise and similar Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated).

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist if any individual who is serving as an officer of such Person (or in any similar capacity) is actually aware of the fact or other matter in question; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; provided, however, that nothing in this definition or otherwise in this Agreement shall impose a duty of inquiry on the part of Contributor with respect to the existence or lack thereof of any Permit required of any Lessee or with respect to any Environmental Condition affecting any of the Contributed Assets.

“Lessee” shall mean any lessee under any Oil and Gas Lease.

“Material Adverse Effect” shall mean with respect to any person, property or asset any adverse change or adverse condition in or relating to the financial condition of such person, including its subsidiaries, property or asset that is material to such person, its subsidiaries, property or asset; provided that any prospective change or changes in the conditions listed above or relating to or resulting from (i) the transactions contemplated by this Agreement (or the announcement of such transactions), (ii) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products or (iii) general economic conditions or local, regional, national or international oil and gas industry conditions, shall not be deemed to constitute a Material Adverse Effect.

“Note” shall mean that certain 5% Unsecured Promissory Note dated as of December 21, 2022 issued by the Company in favor the Gregory McCabe.

“Oil and Gas” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances or minerals.

“Orogrande Excluded Assets” means all of the following:

(a)	All rights, claims and causes of action whether arising before, on or after the Effective Time, to the extent such rights, claims and causes of action relate to any of Contributor’s cure, remediation or indemnity obligations under this Agreement;

(b)	Any accounts receivable, trade accounts or any other receivables attributable to the Orogrande Assets accruing or attributable to the period before the Effective Time;

(c)	All contracts of insurance or indemnity and any Oil and Gas sale agreements;

(d)	All Oil and Gas from or attributable to the Contributed Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto;

(e)	All claims for refunds of Taxes of Contributor before the Effective Time;

(f)	The Excluded Records; and

(g)	Those assets described on Exhibit F.

“Other Minerals” shall mean sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of Oil and Gas.

“Permitted Encumbrances” shall mean (i) liens for Taxes not yet due and payable, and (ii) statutory liens (including materialmen’s, mechanic’s, repairmen’s landlord’s, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable.

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Post-Closing Date Tax Period” means any Tax period (or portion of a Tax period) beginning after the Closing Date.

“Pre-Closing Date Tax Period” means any Tax period (or portion of a Tax period) ending on or before the Closing Date.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Production” shall mean all interests in all Oil and Gas and Other Minerals produced from or allocated to the Contributed Assets, and any products processed or obtained therefrom.

“reasonable best efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” shall mean release as defined under CERCLA § 101(22), 42 U.S.C. § 9601(22).

“Remediate” or “Remediation” shall mean any action or work taken to remove or otherwise remedy any Environmental Condition, including (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, abatement, corrective action, remediation, Disposal, storage, handling, or treatment required under any Applicable Environmental Law and (ii) any action required to bring any Contributed Assets into compliance with any Applicable Environmental Law.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and (b) any liability of Contributor for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, by contract, or otherwise..

“Tax Return” shall mean any report, return, election, document, estimated Tax filing, declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Conveyances and any document, agreement, instrument or certificate delivered pursuant hereto.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated under this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

11.2.       Certain Additional Defined Terms. In addition to such terms as are defined in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Agreement	Introduction
Closing	Section 1.1
Closing Date	Section 1.1
Closing Settlement Statement	Section 1.6(a)
Common Stock	Recitals
Company	Introduction
Company Financial Statements	Section 2.7
Company Indemnified Parties	Section 9.2(a)
Confidential Information	Section 5.1
Consideration	Section 1.4
Contributed Assets	Section 1.2
Contract Area	Section 1.2(i)
Contracts	Section 1.2(j)
Contributor	Introduction
Contributor’s Indemnified Parties	Section 9.2(b)
Conveyances	Section 1.5
Disputed Amounts	Section 1.6(c)
Financial Statements	Section 5.8
Hudspeth	Introduction
Hudspeth-Entitled Production and Proceeds	Section 7.1
Independent Accountant	Section 1.6(c)
Inventory	Section 1.2(g)
Lands	Section 1.2(a)
Loss	Section 9.2(a)
Oil and Gas Leases	Section 1.2(a)
Properties	Section 1.2(e)
Records	Section 1.2(h)
Representatives	Section 5.1
Resolution Period	Section 1.6(b)
Review Period	Section 1.6(b)
ROWs	Section 1.2(c)
SEC Filings	Section 3.19
Statement of Objections	Section 1.6(b)
Subject Shares	Section 1.4
Surface Property	Section 1.2(d)
Tax Basis Schedule	Section 7.4(d)
Third Party Claim	Section 9.3(b)
transfer	Section 1.2
Transfer Agent	Section 1.4
Undisputed Amounts	Section 1.6(c)
Units	Section 1.2(e)
Wells	Section 1.2(b)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the date first written above.

COMPANY:

NEXT BRIDGE HYDROCARBONS, INC.

By:
Name:	Clifton DuBose, Jr.
Title:	Chief Executive Officer

HUDSPETH:

HUDSPETH OIL CORPORATION

By:
Name:	Clifton DuBose, Jr.
Title:	Chief Executive Officer

CONTRIBUTOR:

[●]

By:
Name:
Title:

[Signature Page to Contribution and Exchange Agreement]